Exhibit 23.1


                              Accountants' Consent

The Board of Directors
Mid-America Apartment Communities, Inc.


We consent to the incorporation by reference in the Registration Statement on Form S-3 of Mid-America Apartment Communities, Inc. of our report dated March 27, 1998, relating to the consolidated balance sheets of Mid-America Apartment Communities, Inc. (the "Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the 1997 annual report on Form 10-K of Mid-America Apartment Communities, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus. Our report refers to the Company's change in its accounting method to capitalize replacement purchases for major appliances and carpet in 1996.


                                            		/s/ KMPG Peat Marwick LLP

Memphis, Tennessee
June 15, 1998